                                                               EXHIBIT 99.(A)(1)

                           OFFER TO PURCHASE FOR CASH
                             ALL OUTSTANDING SHARES
                                OF COMMON STOCK
                                       OF

                           SUNSHINE-JR. STORES, INC.
                            AT $12.00 NET PER SHARE
                                       BY

                          EZS ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                             E-Z SERVE CORPORATION

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
                    EASTERN DAYLIGHT TIME, ON JULY 20, 1995,
                      UNLESS EXTENDED AS PROVIDED HEREIN.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER ALL OF THE SHARES OF COMMON STOCK, WHICH REPRESENT APPROXIMATELY 76% OF THE SHARES OF SUNSHINE-JR. STORES, INC. ("COMPANY"), OWNED BY THOSE CERTAIN SHAREHOLDERS OF THE COMPANY WHO ARE PARTIES TO THE SHAREHOLDERS AGREEMENT AMONG SUCH SHAREHOLDERS, EZS ACQUISITION CORPORATION ("PURCHASER") AND E-Z SERVE CORPORATION ("PARENT") ("SHAREHOLDER CONDITION").
                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS, BY UNANIMOUS VOTE, APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's shares should either (1) complete and sign a Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver such letter of Transmittal or facsimile and any other required documents to the Depositary and either deliver the certificates for such shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such shares pursuant to the procedure for book-entry transfer set forth in Section 2, or (2) request such shareholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such shares.

     A shareholder who desires to tender shares and whose certificates for such shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such shares by following the procedure for guaranteed delivery set forth in
Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
INTRODUCTION............................................................................
  1.  TERMS OF THE OFFER................................................................
  2.  PROCEDURE FOR TENDERING SHARES....................................................
  3.  WITHDRAWAL RIGHTS.................................................................
  4.  ACCEPTANCE FOR PAYMENT AND PAYMENT................................................
  5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES...........................................
  6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES................................
  7.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES,
      STOCK QUOTATION AND EXCHANGE ACT REGISTRATION.....................................
  8.  CERTAIN INFORMATION CONCERNING THE COMPANY........................................
  9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT...........................
 10.  SOURCE AND AMOUNT OF FUNDS........................................................
 11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER................................
 12.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE DEPOSIT
      AND ESCROW AGREEMENT; THE SHAREHOLDERS AGREEMENT;
      OTHER MATTERS.....................................................................
 13.  DIVIDENDS AND DISTRIBUTIONS.......................................................
 14.  CERTAIN CONDITIONS OF THE OFFER...................................................
 15.  CERTAIN LEGAL MATTERS.............................................................
 16.  FEES AND EXPENSES.................................................................
 17.  MISCELLANEOUS.....................................................................

                                       (i)

TO THE HOLDERS OF SHARES OF
   SUNSHINE-JR. STORES, INC.:

INTRODUCTION

     EZS Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of E-Z Serve Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.10 per share (the "Shares"), of Sunshine-Jr. Stores, Inc., a Florida corporation (the "Company"), at $12.00 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Shareholders who tender their Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Continental Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS, BY UNANIMOUS VOTE, APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     NationsBanc Capital Markets, Inc., one of the Company's financial advisors, has delivered to the Board of Directors of the Company its written opinion to the effect that the consideration to be received by the public shareholders of the Company in the Offer and the Merger is fair to such shareholders from a financial point of view as of the date of delivery of that opinion. That opinion is set forth in full as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to the shareholders of the Company herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, ALL OF THE SHARES OF COMMON STOCK, WHICH REPRESENT APPROXIMATELY 76% OF THE SHARES OF THE COMPANY, OWNED BY THOSE CERTAIN SHAREHOLDERS OF THE COMPANY WHO ARE PARTIES TO THE SHAREHOLDERS AGREEMENT AMONG SUCH SHAREHOLDERS, PURCHASER AND PARENT ("SHAREHOLDER CONDITION").

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 15, 1995 (the "Merger Agreement") among Parent, the Purchaser and the Company pursuant to which, following consummation of the Offer or the expiration or termination of the Offer under certain circumstances and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or any other subsidiary of Parent), will be converted into the right to receive $12.00 in cash or any higher price that may be paid per Share in the Offer (the "Merger Price") without interest. See
Section 12.

     The Merger is subject to a number of conditions, including approval and adoption of the Merger Agreement and the Merger by the shareholders of the Company, if such approval and adoption is required by applicable law. Under the Florida Business Corporation Act (the "FBCA") and the Company's Restated Certificate of Incorporation, the affirmative vote of holders of a majority of the outstanding Shares is generally required to approve the Merger. However, in the event that the Purchaser acquires 80% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will, upon the terms and subject to the conditions of the Merger Agreement, cause the Merger to become effective without a meeting of the shareholders of the Company in accordance with the short-form merger provisions of the FBCA.

     The Parent has also entered into a separate Shareholders Agreement (the "Shareholders Agreement") with certain of the Company's shareholders (together, the "Shareholders") pursuant to which the Shareholders have agreed to tender (and not withdraw) all Shares held by them pursuant to the Offer and have granted Purchaser a proxy to vote such Shares, if necessary, for the Merger. The Shareholders presently hold 1,294,584 Shares, or approximately 76.07% of the outstanding Shares.

     The Company has informed the Purchaser that, as of June 15, 1995, there were 1,701,650 Shares issued and outstanding and no Shares are issuable upon the exercise of any stock options. Based upon the foregoing, the Purchaser believes that 1,361,320 Shares constitute 80% of the Shares. Accordingly, if at least 1,361,320 Shares (including the 1,294,584 Shares subject to the Shareholders Agreement) are validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1) and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to effect the Merger without submitting the Merger to the shareholders of the Company for approval.

     The Merger Agreement and the Shareholders Agreement are more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Price pursuant to the Merger are described in Section 5.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 5:00 p.m., Eastern Daylight time, on July 20, 1995, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred, (1) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and
(2) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 5:00 p.m., Eastern Daylight time, on July 20, 1995 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and the applicable rules and regulations of the Commission, (1) to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders, (2) to waive all unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (4) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) promulgated under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) promulgated under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of that change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of any Shares) is delayed in its acceptance for payment of or payment for other Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. Moreover, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of that bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Shareholder Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of that offer or information concerning that offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 promulgated under the Exchange Act.

     Consummation of the Offer is conditioned upon satisfaction of the Shareholder Condition, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the other conditions set forth in Section 14 hereof. The Purchaser has reserved the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Shareholder Condition during the last five business days during which the Offer is scheduled to remain open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least 10 business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a shareholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at that address or those Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a "Book-Entry Confirmation" (as defined below) must be received by the Depositary), in each case prior to the Expiration Date, or
(2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure set forth below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce the Letter of Transmittal against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and that registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) those Shares are tendered for the account of a firm that is a member of the Medallion Signature Guarantee Program or any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 in the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 in the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and that shareholder's certificates for those Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, that shareholder's tender may be effected if all the following conditions are met:

          (1) the tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to those Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within five trading days after the date of execution of that Notice of Guaranteed Delivery. A "trading day" is any day on which the American Stock Exchange, Inc. (the "AMEX") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in that Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT FOR SUCH SHARES.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of those Shares on or after June 19, 1995. All such proxies shall be considered coupled with an interest in the tendered Shares. That appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon that appointment, all prior powers of attorney and proxies given by that shareholder with respect to those Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to those Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of those Shares, the Purchaser must be able to exercise full voting and other rights with respect to those Shares and other securities or rights, including voting at any meeting of shareholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a shareholder tendering Shares in the Offer must provide the Depositary with that shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that the TIN is correct and that the shareholder is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on that shareholder and payment of cash to that shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless those Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures set forth in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. Any determination concerning the satisfaction of those terms and conditions will be within the sole discretion of the Purchaser, whose determination will be final and binding on all tendering shareholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     The Purchaser plans to file a Notification and Report Form with respect to the Offer under the HSR Act during the week of June 19, 1995. See Sections 9 and
12. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Eastern Daylight time, on the fifteenth calendar day following such filing, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material. If such a request is made, that waiting period will expire at 11:59 p.m., Eastern Daylight time, on the 10th day after substantial compliance with that request. See
Section 15 for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for those Shares (or timely Book-Entry Confirmation of a transfer of those Shares as set forth in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of those Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) promulgated under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of those Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, those Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of the right to receive cash by shareholders of the Company pursuant to the Merger) will be taxable transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For federal income tax purposes, a tendering shareholder will generally recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer (or to be received pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer. If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by the tendering shareholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering shareholder's holding period for those Shares exceeds one year.

     A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless that shareholder provides its TIN and certifies that number is correct or properly certifies that it is awaiting a TIN. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to that shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded on the AMEX under the symbol "SJS." The following table sets forth, for each of the periods indicated, the high and low reported closing sales prices per Share.

                                                                         SALES PRICE
                                                                       -----------------
                                                                       HIGH          LOW
                                                                       ----          ---
    1993:
      First Quarter (ended April 1)..................................  $ 5 1/8       $2 15/16
      Second Quarter (ended July 1)..................................    4 1/4        2  1/2
      Third Quarter (ended September 30).............................    4 7/8        2  7/8
      Fourth Quarter (ended December 30).............................    7 1/2        4  5/8
    1994:
      First Quarter (ended March 29).................................  $11 1/8       $6  1/8
      Second Quarter (ended June 29).................................   10            6  5/8
      Third Quarter (ended September 29).............................   13            7  3/8
      Fourth Quarter (ended December 29).............................   12            8  5/8
    1995:
      First Quarter (ended March 30).................................  $10 1/2       $8  5/8
      Second Quarter (through June 14, 1995).........................   10 3/4        8  3/4

     On June 15, 1995, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares on the AMEX was $10 1/4 per Share. On June 16, 1995, the last full day of trading before the commencement of the Offer, the reported closing sale price of the Shares on the AMEX was $11 3/4 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1994 (the "1994 Form 10-K"), no dividends were declared by the Company for 1994 or 1993, and none are expected to be declared during 1995. The terms of the Company's Trust Indenture dated June 21, 1994, between the Company and NationsBank of Florida, N.A., as trustee (the "Indenture") prohibit the payment of dividends until the Company's Class 7 Creditors (as defined in the Company's Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code (the "Plan of Reorganization")) have been paid in full.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK QUOTATION AND EXCHANGE ACT REGISTRATION

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the AMEX for continued inclusion on the AMEX, which require that (i) an issuer have at least 200,000 shares publicly held, (ii) there are at least 300 round lot shareholders of record, or
(iii) there is at least $1 million of aggregate market value of shares publicly held. According to the Company, as of March 28, 1995, the aggregate market value of the Shares held by nonaffiliates was $3,594,961 and 1,701,650 Shares were outstanding, of which 407,066 were held by nonaffiliates. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the AMEX for continued inclusion in the AMEX, the market for Shares could be adversely affected.

     If the AMEX were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange or through the NASDAQ Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. The Purchaser currently intends to seek to cause the Company to be delisted in accordance with the rules promulgated by the AMEX as soon after consummation of the Offer as the requirements for such delisting are met.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of these securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for that termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be listed on the AMEX and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The Company is a Florida corporation with its principal executive offices at 109 West Fifth Street, Panama City, Florida. According to the 1994 Form 10-K, the Company is in the business of operating convenience stores under the trade name "Jr. Food Stores." As of March 30, 1995, the Company operated 205 convenience stores in five states.

     On December 18, 1992, the Company filed a voluntary petition in the U.S. Bankruptcy Court for the Middle District of Florida (Tampa Division) for reorganization under Chapter 11 of the Bankruptcy Code. The Company's Plan of Reorganization, which became effective on June 21, 1994, provides for the payment of all liabilities outstanding at December 18, 1992, over specified periods with interest, and allows shareholders to retain their equity interests.

     In the process of formulating its Plan of Reorganization, the Company made a decision to reduce its geographical operating area to a core market area generally comprising the Florida Panhandle, north-central Florida, southern Alabama and southern Mississippi. In furtherance of this Plan of Reorganization, the Company has sold or closed 52 stores since December 31, 1993. The Company's convenience stores are designed to attract customers on an 18- or 24-hour basis seven days per week. All stores (with the exception of five) offer self-service gasoline and merchandise, which includes a selection of food staples, convenience foods, snacks, tobacco products, soft drinks, beer, wine, dairy goods and health and beauty aids. In addition, 24 Jr. Food Stores include deli facilities.

     In July 1994, the Company's majority shareholders informed the Company of their intention to sell their shares, and the Company retained financial advisors to assist it in considering the possible sale of the Company. Since that time, the Company has engaged in discussions with a number of prospective purchasers for the Company.

     Historical Financial Information. Set forth below is certain selected financial information with respect to the Company excerpted or derived from the information contained in the 1994 Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended March 30, 1995. More comprehensive financial information is included in the reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to those reports and those other documents and all the financial information (including any related notes) contained therein. Those reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                           SUNSHINE-JR. STORES, INC.

                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      THREE MONTHS   THREE MONTHS         FISCAL YEAR ENDED
                                         ENDED          ENDED       ------------------------------
                                        3/30/95        3/31/94      12/29/94   12/30/93   12/31/92
                                      ------------   ------------   --------   --------   --------
    INCOME STATEMENT DATA:
      Net revenue...................    $ 37,122       $ 41,059     $166,359   $209,285   $225,727
      Income (loss) before
         reorganization items and
         provision for income
         taxes......................    $   (143)      $    (91)    $  1,554   $  2,264   $ (4,960)
      Income (loss) before income
         taxes......................    $   (261)      $    648     $  2,858   $   (247)  $ (8,635)
      Net income (loss).............    $   (261)      $    544     $  2,558   $   (319)  $ (8,735)
      Net income (loss) per common
         share......................    $  (0.15)      $   0.32     $   1.50   $  (0.19)  $  (5.13)

                                                             THREE MONTHS    FISCAL YEAR ENDED
                                                                ENDED       -------------------
                                                               3/30/95      12/29/94   12/30/93
                                                             ------------   --------   --------
    BALANCE SHEET DATA:
      Current assets.......................................    $ 23,315     $ 24,869   $ 28,693
      Total assets.........................................    $ 60,162     $ 61,856   $ 57,014
      Current liabilities..................................    $ 17,307     $ 18,261   $ 16,515
      Liabilities subject to compromise....................    $      0     $      0   $ 30,117
      Long-term debt (non-current).........................    $ 18,988     $ 19,400   $      0
      Shareholders' equity.................................    $ 11,909     $ 12,170   $  9,612

     Available Information. The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, Shares sold to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Those reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York

10048. Copies are obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, a Delaware corporation, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser and Parent are located at 2550 North Loop West, Suite 600, Houston, Texas 77092. All shares of capital stock of the Purchaser are owned by Parent.

     At March 26, 1995, Parent, through its wholly-owned subsidiaries, operated 544 and franchised 14 convenience stores, mini-marts and gas marts under the names of E-Z Serve, Majic Market, Taylor Food Mart, Time Saver and others. The Company also retails motor fuels at 488 of its convenience stores and at 236 non-company operated retail outlets. In addition to marketing motor fuels, company operated convenience stores are engaged in retail merchandising of traditional grocery and non-grocery lines associated with such stores. All of the stores are located in the southern United States, with the largest portion in Texas, Georgia, Louisiana and Florida.

     Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the information contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 25, 1994, and Quarterly Report on Form 10-Q for the period ended March 26, 1995. Parent is subject to the periodic informational reporting requirements of the Exchange Act. More comprehensive financial information is included in the reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to those reports and those other documents and all the financial information (including any related notes) contained therein.

                             E-Z SERVE CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                      THREE MONTHS   THREE MONTHS         FISCAL YEAR ENDED
                                         ENDED          ENDED       ------------------------------
                                        3/26/95        3/27/94      12/25/94   12/26/93   12/27/92
                                      ------------   ------------   --------   --------   --------
    INCOME STATEMENT DATA:
      Total Revenues................    $148,402       $133,660     $563,191   $605,595   $434,314
      Net Income (loss).............    $    609       $     56     $  5,087   $ 16,881   $(25,664)

                                                           THREE MONTHS    FISCAL YEAR ENDED
                                                              ENDED       -------------------
                                                             3/26/95      12/25/94   12/26/93
                                                           ------------   --------   --------
    BALANCE SHEET DATA:
      Current assets.....................................    $ 53,184     $ 45,951   $ 44,112
      Total assets.......................................    $166,148     $127,861   $126,645
      Current liabilities................................    $ 44,841     $ 38,377   $ 44,655
      Long-term debt.....................................    $ 44,799     $ 14,652   $ 15,892

     Neither the Purchaser nor Parent (collectively, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I attached hereto, or any associate or majority-owned subsidiary of the Corporate Entities, beneficially owns any equity security of the Company, and neither of the Corporate Entities nor, to the best knowledge of the Corporate Entities, any of the other persons referred to above, nor any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I attached hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Except as described in this Offer to Purchase, during the last five years, neither of the Corporate Entities nor, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I attached hereto have been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or were parties to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of those laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I attached hereto.

10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $21.2 million. The Purchaser plans to obtain all funds needed to purchase all outstanding Shares through a capital contribution which will be made by Parent to the Purchaser. Parent plans to obtain funds for such capital contribution from an intercompany loan from a subsidiary of Parent of $5.0 million, from the draw down of up to $3.4 million by a subsidiary of Parent from a revolving credit agreement with such subsidiary's senior lender (as described below) and pursuant to the sale of $12 million of preferred stock of Parent to Phemus Corporation and Intercontinental Mining & Resources Incorporated or their designated affiliates (collectively, the "Subscribers"). Such purchase and sale shall be made in accordance with the Subscription Agreement ("Subscription Agreement") among Parent and the Subscribers. Fees and expenses of approximately $0.8 million will be paid by a subsidiary of Parent from cash on hand.

     Pursuant to the Subscription Agreement, upon notice by the Parent, the Subscribers will, subject to the satisfaction of the Shareholder Condition and other customary conditions, purchase 120,000 shares of preferred stock of Parent in an amount totaling $12 million. Upon the execution of the Subscription Agreement, Parent paid the Subscribers an aggregate commitment fee of $120,000, and upon the Parent's acceptance of the subscription funds, Parent must pay the Subscribers an additional commitment fee of $360,000.

     The Series G Convertible Redeemable Preferred Stock ("Series G Preferred Stock") to be issued pursuant to the Subscription Agreement and in accordance with its Certificate of Designation shall rank junior to the other outstanding shares of preferred stock of Parent but senior to Parent's outstanding common stock as to dividends and liquidation preference. Upon liquidation, the holders of the Series G Preferred Stock shall be entitled to $100.00 per share and any accrued but unpaid dividends. The Series G Preferred Stock shall pay cumulative dividends beginning six months after the issuance thereof at an annual rate of 17% and increasing by 0.5% semi-annually up to 20%. Dividends are payable in additional shares of the Series G Preferred Stock.

     A Subscriber's Series G Preferred Stock is convertible into shares of Parent's common stock at any time one year after the issuance of the Series G Preferred Stock upon notice by a Subscriber at a rate of 100 shares of common stock per share of Series G Preferred Stock. When the Series G Preferred Stock is convertible, the holders thereof will have voting rights as if such Series G Preferred Stock was converted. The Series G

Preferred Stock is also redeemable in whole or in part at any time at the option of the Parent. Upon issuance of the Series G Preferred Stock, the holders thereof will be entitled to elect two additional members of the board of directors of the Parent.

     THE FOREGOING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE SUBSCRIPTION AGREEMENT AND THE CERTIFICATE OF DESIGNATION OF THE SERIES G PREFERRED STOCK ATTACHED AS AN EXHIBIT THERETO IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF, WHICH IS FILED AS AN EXHIBIT TO THE SCHEDULE 14D-1 FILED BY PARENT AND THE PURCHASER WITH THE COMMISSION IN CONNECTION WITH THE OFFER, AND IS AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL OFFICE OF THE COMMISSION IN THE MANNER DESCRIBED IN SECTION 8.

     On January 17, 1995, E-Z Serve Convenience Stores, Inc., a wholly-owned subsidiary of Parent ("EZCON"), entered into a Credit and Guaranty Agreement ("Credit Agreement") with a group of banks (the "Lenders") and with Societe Generale as agent (the "Agent"). The Credit Agreement provides for a term loan of $45,000,000 ("Term Loan") and a $15,000,000 revolving line of credit ("Revolver"). The Term Loan matures on January 24, 2002, and the Revolver matures on January 24, 1998. Both loans bear interest, payable quarterly at the stated and effective rate of the prime rate plus 1.25%, and, with proper notice to the Agent, both can be converted to LIBOR loans at LIBOR plus 2.5%. The Credit Agreement requires that a notional amount of at least $20,000,000 of the Term Loan be rate protected, as defined, through January 17, 1998.

     The Term Loan and Revolver are secured by Parent's pledge of all the capital stock of, and by guarantees from, its subsidiaries. The guarantee by Purchaser of the obligations of EZCON will terminate at the Effective Time. In connection with the Credit Agreement, the Lenders have received a security interest in the equipment, inventories and receivables of Parent and its subsidiaries, and a right to be granted liens on all the real property, fixtures, buildings and improvements of Parent and its subsidiaries, if certain events, including any event of default, should occur. Provisions of the Credit Agreement require Parent and its subsidiaries to remain within the limits of certain defined financial covenants, and impose various restrictions on distributions, business transactions, contractual obligations, capital expenditures and lease obligations. Such liens will not be required with respect to the assets of the Company prior to the defeasance of the Indenture.

     The Term Loan requires semi-annual principal payments each January 24 and July 24 (first payment January 24, 1996) as follows: $2,000,000 each in January and July, 1996 and January, 1997; $3,250,000 each in July, 1997 and January, 1998; $3,750,000 each in July, 1998 and January, 1999; $4,000,000 each in July,
1999, January and July, 2000 and January, 2001 with two final payments of $4,500,000 in July, 2001 and January, 2002. The Credit Agreement further states that 100% of certain transaction proceeds, as defined, shall be immediately applied as a mandatory prepayment of the Term Loan in the inverse order of maturity, and further, that 75% of excess cash flow, as defined, shall be applied 90 days after the end of each fiscal year as a mandatory prepayment of the Term Loan in the inverse order of maturity.

     The Revolver can be used for working capital purposes and for issuance of a maximum of $5,000,000 of letters of credit. The Revolver has a "clean-down" provision whereby, during a five consecutive calendar day period of each calendar month, the aggregate outstanding borrowing cannot exceed $3,000,000 (or, for the first 12 calendar months following the consummation of the Offer, $5,000,000). As of June 5, 1995, there were no cash draws on the Revolver.

     Pursuant to the terms of the Amendment No. 2 and Waiver No. 1 to Credit and Guaranty Agreement dated June 15, 1995, the Lenders and the Agent approved the draw down of $3.4 million under the Revolver for purchasing the Shares subject to the following material conditions, each of which the Purchaser expects will be satisfied at the closing of the Offer: (1) no defaults under the Credit Agreement shall have occurred and be continuing; and (2) all of the representations and warranties in the Credit Agreement and related documents shall be true and correct in all material respects.

     Parent intends to cause EZCON to seek from its Lenders and the Agent prior to the closing of the Offer an amendment to the Credit Agreement that would increase the amount available for borrowing under the Credit Agreement to permit Purchaser to purchase the Shares without the proceeds of the sale of the Series G Preferred Stock. In the event such an amendment is obtained, the Subscription Agreement will be terminated. Neither the Lenders nor the Agent have made any commitments with respect to increasing the amount EZCON may borrow under the Credit Agreement, and there can be no assurance that such an increase will be obtained.

     THE FOREGOING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT, AS AMENDED, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF, WHICH IS FILED AS AN EXHIBIT TO THE SCHEDULE 14D-1 FILED BY PARENT AND THE PURCHASER WITH THE COMMISSION IN CONNECTION WITH THE OFFER, AND IS AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL OFFICE OF THE COMMISSION IN THE MANNER DESCRIBED IN SECTION 8.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     Following the Company's bankruptcy filing in December, 1992, Neil McLaurin, President and Chief Executive Officer of Parent, contacted a large supplier of the Company who was a member of the creditors' committee that has been organized as a result of the bankruptcy (the "Creditors' Committee") to express Parent's interest in acquiring the Company. On January 27, 1993, Neil McLaurin, President and Chief Executive Officer of Parent, met with members of the Creditors' Committee in Atlanta to present background information on Parent and Parent's interest in acquiring the Company. The Creditors' Committee suggested that Parent contact the Company, and on January 29, 1993, Parent, through one of its wholly-owned subsidiaries, executed a Confidentiality Agreement with the Company in preparation for Parent commencing due diligence with respect to the Company's business operations. Officers of Parent conducted brief due diligence at the Company's headquarters on July 15, 1993. On July 20, 1993, Mr. McLaurin and John Miller, Senior Vice President and Chief Financial Officer of Parent, met with Paul Martin, Chairman of the Board of the Company, in Mr. Martin's Tampa office to discuss Parent's proposed acquisition of the Company.

     Initially, the Parent pursued the possibility of acquiring the assets of the Company through the bankruptcy court with the approval of the Creditors' Committee. On July 30, 1993, Mr. McLaurin and Mr. Miller had a conference call with the Creditors' Committee to explore the acquisition of the Company. Parent sent a letter to Mr. Martin dated August 4, 1993, outlining the process for Parent's proposed acquisition through a consensual plan of reorganization proposed by the Company's unsecured creditors. Parent also sent a letter dated August 24, 1993, to the Creditors' Committee outlining the terms of the proposed acquisition of the Company. By letter dated October 7, 1993, Parent amended the proposed acquisition terms of its August 24, 1993 letter to the Creditors Committee.

     On August 27, 1993, the Company filed a proposed plan of reorganization with the Bankruptcy Court. As a result of that filing, Parent believed that the equity of the Company would probably survive the bankruptcy unimpaired and that negotiations, if any, should be with the equity holders. Parent commenced negotiations with the Company and on March 7, 1994, delivered a letter to Joseph Pedoto, a director of the Company, in which Parent outlined a proposal to acquire all of the capital stock of the Company for $10.00 per share. On March 10, 1994, Mr. Pedoto responded to Parent's proposal by requesting a more definitive proposal.

     After continued communications between the parties, Parent delivered a letter dated July 13, 1994, to H. McIntyre Gardner, a financial advisor to the Company, wherein Parent indicated its interest in acquiring all of the outstanding capital stock of the Company at an increased price of $17.00 per share, subject to the completion of Parent's due diligence. On July 19, 1994, the Company executed an amended proposal wherein the Company agreed not to solicit any new offers for a period of ten days. A due diligence period commenced and representatives of Parent visited the Company in Panama City from July 25 to July 29, 1994.

     Based on Parent's due diligence, Parent amended its acquisition proposal on August 8, 1994, to a price of $10.00 per share. Mr. Gardner responded on August 9, 1994, with a counter proposal of $12.00 per share plus cash from the sale of certain of the Company's assets. Parent declined the counter proposal and negotiations ceased.

     Communications were reestablished in February, 1995 between Mr. Miller and Mr. Gardner. On April 12 and 13, 1995, representatives of Parent visited the Company's offices to update Parent's prior due diligence. Based on the due diligence and continued negotiations, on April 21, 1995, Parent indicated its interest in making an acquisition proposal at $12.00 per share.

     Mr. McLaurin and Mr. Pedoto continued discussions and on June 2, 1995, Parent made a preliminary proposal to acquire the Company's equity at a price of $12.00 per share of the Company, subject to further due diligence, completion of financing arrangements and completion of definitive agreements. Negotiation of definitive agreements continued through June 12 and on June 13, 1995, the terms of the transactions were presented to and authorized and adopted by the Board of Directors of Parent. The terms of the transactions were presented to and authorized and adopted by the Board of Directors of the Company at a meeting held on June 15, 1995. Following such approvals, the Merger Agreement, the Deposit and Escrow Agreement and the Shareholders Agreement were executed and delivered, and the transaction was publicly announced on June 15, 1995.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE ESCROW AGREEMENT; THE SHAREHOLDERS AGREEMENT; OTHER MATTERS

PURPOSE OF THE OFFER

     The purpose of the Offer is to acquire control of the Company. Upon consummation of the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

THE MERGER AGREEMENT

     The Offer. The Merger Agreement provides that the Offer will be subject only to the conditions set forth in Section 14 of this Offer to Purchase, any of which conditions may be waived in the sole discretion of the Purchaser, and that, upon the terms and subject to the satisfaction or waiver of such conditions to the Offer, the Purchaser will accept for payment all Shares properly tendered pursuant thereto as soon as legally permissible following the consummation thereof and following such consummation will pay for all such Shares as promptly as practicable.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the Merger will become effective upon the filing with the Delaware Secretary of State and the Florida Secretary of State of a certificate or articles of merger or other appropriate documents or such other time as the Purchaser and the Company shall agree (the "Effective Time"). Following the Merger, the separate corporate existence of the Purchaser will cease, the Company will be the surviving corporation in the Merger and will continue to be governed by the laws of the State of Florida and will succeed to and assume all the rights and obligations of the Purchaser. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger will have the effects set forth in the Delaware General Corporation Law, the FBCA and the Merger Agreement.

     Directors and Officers. The Merger Agreement provides that the directors and officers of the Purchaser at the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier resignation or removal in accordance with the Restated Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Effect on Capital Stock. The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (1) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent) will be converted into the right to receive the Merger Price, in cash, will cease to be outstanding, will automatically be cancelled and retired and will cease to exist; and each holder of a share certificate (a "Certificate") formerly representing any Shares will cease to have any rights with respect thereto, except the right to receive, without interest, the aggregate Merger Price therefor upon the surrender of such Certificate.

          (2) Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent or its affiliates and each Share issued and held by the Company immediately prior to the Effective Time will cease to be outstanding, will automatically be cancelled and retired without payment of any consideration therefor and will cease to exist.

          (3) Each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and thereafter evidence one validly issued, fully paid and nonassessable share of the capital stock of the Surviving Corporation, with such shares thereafter constituting all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

     Interim Operations of the Company. The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, except to the extent permitted by the Merger Agreement, or except to the extent that the Purchaser consents in writing, the Company will not:

          (1) issue or sell or agree to issue or sell any securities; amend its Restated Certificate of Incorporation or By-laws; split, combine or reclassify any outstanding capital stock; declare, set aside or pay any dividend in respect of its capital stock; or purchase, redeem or otherwise acquire any securities of the Company;

          (2) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets other than in the ordinary course of business; incur or modify any indebtedness or other liability, other than current liabilities incurred in the ordinary course of business; acquire by merger, reorganization, consolidation or purchase substantially all of the assets of, or otherwise acquire any business or organization or division thereof; liquidate into or otherwise combine with any other person or entity;

          (3) increase the compensation of any director, officer or other employee except in the ordinary course of business and in accordance with past practices or pursuant to any employment agreement; grant any severance or termination pay except as required or permitted under existing agreements or plans; establish, extend or amend any employee benefit plan except to the extent required by law;

          (4) settle or compromise any material claim or litigation for an amount more than 25% in excess of applicable reserves therefor or, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims;

          (5) change its application of accounting principles in any material respect; or

          (6) authorize or enter into an agreement to do any of the actions referred to in paragraphs (1) through (5) above or any similar actions.

     Acquisition Proposals. The Merger Agreement provides that the Company shall not and the Company shall use its reasonable best efforts to cause its affiliates, officers, directors, employees, agents and representatives (including, without limitation, any investment banking, proxy solicitation, legal or accounting firm retained by the Company or any member or employee of the foregoing) ("Agents") not to, directly or indirectly, take or continue taking any action to solicit, encourage or facilitate any Takeover Proposal (as defined below) or any inquiry or action that may reasonably be expected to lead to, any Takeover Proposal, including soliciting, initiating or conducting negotiations with, or providing any information to, any person (other than the Purchaser or an affiliate of the Purchaser) concerning any actual or potential Takeover Proposal; provided, however, that the Company may furnish information to and participate in negotiations with a third party that proposes to acquire 100% of the Shares at a price and on terms that the Company believes are more favorable to the Company's shareholders than the transactions contemplated by the Merger Agreement (a "Superior Proposal"). "Takeover Proposal" is defined as a proposal for a merger or other business combination, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any proposal or offer to acquire in any manner a 10% or greater equity interest in the

Company or a substantial portion of its assets. Nothing contained in the Merger Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's shareholders which in the reasonable judgment of the Company's Board of Directors is required under applicable law or (ii) failing to make or withdrawing its recommendation if there exists a Superior Proposal and entering into a definitive agreement with respect to a Superior Proposal.

     Consents. The Merger Agreement also provides that each party will use its reasonable efforts to obtain as soon as practicable all consents of third parties and governmental authorities necessary to the consummation of the transactions contemplated by the Merger Agreement. Each of the Parent, Purchaser and the Company will use its reasonable efforts to take all action, and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall take all such action. If approval of the Company's shareholders is required by law for the consummation of the Merger, the Purchaser shall vote all Shares over which it exercises voting power to be voted in favor of the merger at any meeting of the shareholders called for the purpose or to sign any consent in lieu of such a meeting.

     Access. Between the date of the Merger Agreement and the Effective Time, the Company (i) will give Parent and its authorized representatives such reasonable access during regular business hours to all its stores, offices, warehouses and other facilities and its books and records as they may reasonably require, (ii) will permit Parent and its authorized representatives to make such inspections as they may reasonably require, and (iii) will cause its officers to furnish Parent with such financial and operating data and other information and assistance with respect to the business and properties of the Company as Parent may from time to time reasonably request. Until the Effective Time, Parent will hold and will cause its affiliates, consultants and advisors to hold any information which they receive in connection with the transactions contemplated by the Merger Agreement in strict confidence in accordance with and subject to the terms of the Confidentiality Agreement dated as of January 29, 1993, between Parent (as assignee of E-Z Serve Management Company) and the Company, as amended by letter agreement dated June 14, 1995.

     Employees. The Merger Agreement provides that Parent shall cause the Surviving Corporation to honor all incentive, bonus, profit sharing, compensation, severance, termination, pension, retirement, employment or other employee benefit contracts, agreements, arrangements, policies, plans and commitments of the Company in effect as of the date of the Merger Agreement which are applicable to any employee or former employee or any director or former director of the Company for benefits earned through the closing date of the Merger.

     Insurance and Indemnification. The Merger Agreement provides that for three years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who as of the date of the Merger Agreement has served as a director or officer of the Company (the "Indemnified Parties") against any losses, claims, damages, expenses, judgments, and amounts paid in settlement in connection with any third party claim arising from actions taken or omissions to act as directors or officers of the Company by such Indemnified Parties prior to the Effective Time, including, without limitation, any third party claim arising from actions taken or omission to act as directors or officers of the Company by such Indemnified Parties prior to the Effective Time, including, without limitation, any claim which arises out of or pertains to any of the transactions contemplated by the Merger Agreement ("Claim" or "Claims") (i) to the fullest extent permitted under Florida or other applicable law or (ii) as provided in the Company's Restated Certificate of Incorporation or Bylaws as of the date of the Merger Agreement, which provisions shall survive the Merger and shall continue in full force and effect without amendment or modification in any respect adverse to the Indemnified Parties (except as required by law) for a period of not less than three years from the Effective Time. In the event any Claims are asserted pursuant to clause (ii) of the preceding sentence within such three-year period, all rights to indemnification in respect of any such Claims shall continue until disposition of any and all such Claims. Neither Purchaser, the Company nor the

Surviving Corporation shall be liable for any settlements effected without its consent, which consent shall not be unreasonably withheld.

     The Merger Agreement also provides that for a period of three years after the Effective Time, Parent will cause the Surviving Corporation to use its reasonable best efforts to maintain in effect the current policies of officers' and directors' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors) with respect to claims arising from facts or events which occurred before the Effective Time; provided however, that in no event shall the Surviving Corporation be required to expend more than an amount in the aggregate equal to 250% of the current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.

     Representations. If at any time prior to the Effective Time, any party determines that any representation or warranty of the Company set forth in the Merger Agreement or any information set forth in any of the Company's schedules attached to the Merger Agreement is inaccurate or incomplete in any material respect, such party shall notify in writing the other parties, and the Company may by notice unilaterally amend the affected schedule, representation or warranty in order to correct such inaccuracy or incompleteness. If the change effected by such amendment constitutes a Material Adverse Effect (as defined in the Merger Agreement) when compared to the information reflected in the prior representations and warranties and schedules, Parent or the Purchaser may, within five business days following notice of such amendment, terminate the Merger Agreement.

     Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time (1) by mutual written consent of Parent, Purchaser and the Company; (2) by Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (3) if, without fault of the terminating party, the Effective Time shall not have occurred on or before November 30, 1995; (4) if any party to the Merger Agreement has breached its obligations, covenants, agreements or representations and warranties in the Merger Agreement in any material respect; (5) by the Company at any time, prior to the purchase of Shares pursuant to the Offer, if (i) the Company shall have entered into a binding definitive agreement with respect to a Superior Proposal and (ii) the Company has complied with the non-solicitation provisions of the Merger Agreement; or (6) by the Purchaser if (i) the Company or any of its affiliates or Agents has engaged in any discussions or negotiations with any other person (other than Parent or its affiliates) relating to a Takeover Proposal (other than as permitted under the Merger Agreement), (ii) the Board of Directors has withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement or the Offer or the Merger or has approved or recommended any Superior Proposal or shall have resolved to do any of the foregoing, or (iii) more than 50% of the Shares fail to have been tendered pursuant to the Offer or fail to vote in favor of the Merger Agreement at any meeting at which the Merger Agreement is presented for approval of the Company's shareholders.

     Break-up Fee. If the Merger Agreement is terminated (a) by the Company if the Company shall have entered into a binding definitive agreement with respect to a Superior Proposal or (b) by Purchaser if the Board of Directors of the Company has withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement, the Offer or the Merger, or has approved or recommended any Superior Proposal or if the Company shall have breached its obligations to effect the Merger following satisfaction of the conditions to the Company's obligations to effect the Merger, and shall have failed to cure such breach within five days after notice from Parent of such breach, then the Company shall promptly, but in no event later than one business day after such termination or the end of such five-day period, pay Purchaser a fee of $1,701,650 (the "Fee"). Notwithstanding the foregoing, the Company shall have no obligation to pay the Fee if Purchaser or Parent shall be in material breach of the Merger Agreement.

THE ESCROW AGREEMENT

     In connection with the Merger Agreement, Parent and the Company have entered into an Escrow Agreement dated June 15, 1995 (the "Escrow Agreement"), pursuant to which Parent caused the deposit in escrow with the escrow agent the sum of $2.5 million in accordance with the terms of the Escrow Agreement. The escrow agent will hold such funds until the Company or Parent shall deliver a certificate requesting disbursal. If (i) the Company has not breached its obligations, covenants, agreements or representations and warranties in the Merger Agreement in any material respect, (ii) no shareholder has breached any obligations, covenants, agreements or representations and warranties under the Shareholders Agreement in any material respect, and (iii) Parent has breached its obligations, covenants, agreements or representations and warranties in the Escrow Agreement in any material respect, then upon termination of the Merger Agreement for any reason, such funds shall be paid to the Company. If the Merger Agreement is terminated under any circumstance other than as described in the preceding sentence, such funds shall be paid to Parent.

     The Escrow Agreement provides for the indemnification of the escrow agent for all losses, costs, damages, expenses, liabilities and attorneys' fees suffered or incurred by the Escrow Agent as a result of the Escrow Agreement, except any such losses, costs, damages, expenses, liabilities or attorneys' fees that arise as a result, directly or indirectly, of the Escrow Agent's gross negligence or willful misconduct.

THE SHAREHOLDERS AGREEMENT

     On June 15, 1995, Parent and the Purchaser entered into the Shareholders Agreement with the Shareholders, pursuant to which the Shareholders have, among other things, agreed to tender all Shares held by them pursuant to the Offer pursuant to the terms and conditions described below.

     Tender of Shares. Pursuant to the Shareholders Agreement, the Shareholders have agreed to tender and not withdraw (and sell upon payment for) all of the Shares held by them pursuant to and in accordance with the terms of the Offer.

     Transfer of Shares. During the term of the Shareholders Agreement, except as otherwise provided therein, the Shareholders have agreed that they will not offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber any of the Shares held by them; acquire any Shares or other securities of the Company (otherwise than in connection with a stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or other change or transaction as a result of which shares, other securities, cash or property shall be issued in respects of the Shares, in which case any such additional shares or securities will be deemed Shares and included in the Shares subject to the Shareholders Agreement); deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares; or enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any Shares or any other securities of the Company.

     Voting of Shares. Pursuant to the Shareholders Agreement, each Shareholder irrevocably has appointed Purchaser, or any nominee thereof, with full power of substitution, during and for the term of the Shareholders Agreement, as such Shareholder's true and lawful attorney and proxy, for and in such Shareholder's name, place and stead, to vote each Share at any annual, special or adjourned meeting of the shareholders of the Company (including the right to sign such Shareholder's name (as shareholder) to any consent, certificate or other document relating to the Company which the laws of the State of Florida may require or permit) (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Shareholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement):

          (a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company;

          (b) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company;

          (c)(1) any change in a majority of the persons who constitute the Board of Directors of the Company as of the date of the Shareholders Agreement; (2) any change in the present capitalization of the Company or any amendment of the Company's Restated Certificate of Incorporation or By-laws, as amended to date; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (c)(1), (2), (3) and (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by the Shareholders Agreement and the Merger Agreement; provided, however, that nothing contained in the Shareholders Agreement shall prohibit or restrain any Shareholder from complying with his or her fiduciary obligations as a director or officer of the Company, as advised in writing by independent counsel.

     The proxy and power of attorney is deemed by the parties to the Shareholders Agreement to be a proxy and power coupled with an interest. Each Shareholder, pursuant to the Shareholders Agreement, has revoked all and any other proxies with respect to such Shareholder's Shares which he or she may have made or granted.

     No Solicitation. During the term of the Shareholders Agreement, each Shareholder agreed that he or she shall not take any action to solicit, encourage or facilitate any takeover proposal, or any inquiry or action that may reasonably be expected to lead to, any takeover proposal (as defined in the Merger Agreement), including soliciting, initiating or conducting negotiations with or providing any information to, any person (other than Parent or any affiliate) concerning any actual or potential takeover proposal; provided, however, nothing contained in the Shareholders Agreement shall prohibit any Shareholder from taking any such action solely in his or her capacity as a director of the Company to the extent permitted under Section 6.2 of the Merger Agreement.

     Termination. If the purchase of the Shares pursuant to the Offer shall not have occurred, the Shareholders Agreement shall terminate upon the termination of the Merger Agreement.

     THE FOREGOING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE MERGER AGREEMENT, THE ESCROW AGREEMENT AND THE SHAREHOLDERS AGREEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXTS THEREOF, WHICH ARE FILED AS EXHIBITS TO THE SCHEDULE 14D-1 FILED BY PARENT AND THE PURCHASER WITH THE COMMISSION IN CONNECTION WITH THE OFFER, AND ARE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL OFFICE OF THE COMMISSION IN THE MANNER DESCRIBED IN
SECTION 8.

OTHER MATTERS

     Plans or Proposals of Parent. As part of its due diligence investigation of the Company, Parent has conducted a detailed review of the Company and its assets, corporate structure, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, intends to continue such review after commencement of the Offer. Although Parent has not reached any definitive conclusion concerning the conduct of the business of the Company after the Merger, Parent is considering possible courses of action including a downsizing of the Company's corporate headquarters to take advantage of economies of scale available through the consolidation of general corporate functions at Parent's corporate headquarters and the closure or sale of certain convenience stores due to insufficient cash flows at such stores. Upon completing its review of the Company, Parent may decide to adopt one or more of such courses of action and will consider what, if any, additional changes in the business of the Company would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's assets, corporate structure, capitalization, operations, properties, policies, management and personnel. Upon the consummation of the Merger, the officers and directors of Purchaser will become the officers and directors of the Surviving Corporation.

     Pursuant to the Company's Plan of Reorganization, secured promissory notes (the "Secured Notes") were issued to holders of allowed unsecured claims that were not otherwise classified under the Plan of Reorganization (referred to as "Class 7 Creditors") equal to 100% of the allowed amount of such claims. The Secured Notes were issued under and are subject to the provisions of the Indenture. The Secured Notes are secured by a first priority lien on substantially all of the Company's real and personal property, including all of the Company's leasehold interests, but excluding the Company's cash, accounts receivable, inventory, and certain specified property with a value of $8 million. The Indenture and the Plan of Reorganization contain provisions prohibiting the Company from making payments, dividends and/or distributions to shareholders, and from merging with and into another corporation when the Company is not the surviving entity.

     The outstanding principal balance on the Secured Notes was $14,778,843, as of March 30, 1995. In addition, there are claims subject to objections pending in the Bankruptcy Court (the "Unresolved Claims") that may, if allowed, become entitled to Secured Notes. These Unresolved Claims include miscellaneous claims of approximately $1,246,712, wage claims of approximately $913,635, personal injury claims of approximately $2,292,052, and workers compensation claims of approximately $585,835.

     At the time the objections to the Unresolved Claims are resolved by the Bankruptcy Court, but only to the extent the Unresolved Claims become allowed unsecured claims, the holders of such allowed unsecured claims will be entitled to receive Secured Notes. The amount of the Secured Notes will be equal to the allowed amount of such claims. The personal injury claims and workers compensation claims are covered by various insurance policies and programs. Accordingly, personal injury claims and workers compensation claims will receive payment from the applicable insurance policy or program, and will not receive Secured Notes. In the event insurance coverage is insufficient to pay the allowed personal injury claims and workers compensation claims in full, Secured Notes will be issued in an amount equal to the difference between the allowed amount of the claim and the available insurance coverage.

     Under the terms of the Merger Agreement, the Company will use its reasonable best efforts to file as promptly as practicable following the execution of the Merger Agreement the appropriate motion or motions with the Bankruptcy Court seeking an expedited judicial determination that the prepayment of the Secured Notes and the tender of an amount through the posting of a letter of credit sufficient to pay any Unresolved Claims that are subsequently allowed, is sufficient performance pursuant to the Plan of Reorganization and the Indenture to satisfy and discharge the Indenture and thereby release any liens created by the security documents issued thereunder, and eliminate the restrictions against making payments, dividends or distributions to shareholders and certain mergers. The filing of such a motion will be made upon Parent's receipt from a suitable financing source of a commitment, subject to the conditions stated therein, to provide an amount sufficient to prepay the Secured Notes and post a letter of credit to pay any Unresolved Claims that are subsequently allowed. In the event the Bankruptcy Court grants the judicial determination sought by the Company and such a loan is made, Parent will cause the Company's assets to be pledged to secure the indebtedness thereunder and may cause the Company to merge with and into EZCON. The Offer to Purchase and the Merger are not contingent upon the receipt of any determination by the Bankruptcy Court or any commitment from any financing source, and there can be no assurance that such a determination or commitment will be obtained.

     Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company, any change in the Company's present board of directors or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's business or corporate structure.

     Vote Required to Approve the Merger. The FBCA requires, among other things, that the adoption of any plan of merger or consolidation must be approved by the Board of Directors of the Company and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger; consequently, the only additional action by the Company that may be necessary to effect the Merger is approval of its shareholders if the short-form merger procedure described below is not available. Under the FBCA and the Company's Restated Articles of Incorporation, the affirmative vote of holders of a majority of the outstanding Shares is generally required to approve the Merger. However, the FBCA provides that, if a parent company owns at least 80% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without any action by the other shareholders of that subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Shareholder Condition is met and the Purchaser acquires at least 80% of the Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company, except as required under the FBCA. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, the Purchaser would have sufficient voting power to effect the Merger without the vote of any other shareholder of the Company.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. If the Merger is effected with a vote of the Company's shareholders and if on the record date fixed to determine the shareholders entitled to vote, the Shares are listed on the AMEX or other national securities exchange or are held of record by 2,000 or more of such shareholders, then holders of Shares will not have dissenters' rights under the FBCA. If, however, the Merger is consummated with or without the vote of the Company's shareholders but the Shares are not so listed or designated or are not held of record by at least 2,000 shareholders, holders of Shares will have certain rights pursuant to the provisions of Sections 607.1301, 607.1302 and 607.1320 of the FBCA to dissent and demand determination of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares or the market value of the Shares could be more or less than the Offer Price or the price provided for in the Merger Agreement. Section 607.1301(2) of FBCA defines "fair value" as the value of the shares excluding any appreciation or depreciation in anticipation of the transaction unless such exclusion would be inequitable.

     If any holder of Shares who asserts dissenters' rights under the FBCA fails to perfect, or effectively withdraws or loses his dissenters' rights, as provided in the FBCA, the Shares of such shareholder will be converted into the right to receive the price provided for in the Merger Agreement in accordance with the Merger Agreement. A shareholder may withdraw his notice of election to dissent by delivery to Parent of a written withdrawal of his notice of election to dissent and acceptance of the Merger.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY THE FBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Merger would have to comply with any applicable federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain going private transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Merger Agreement, the Company should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible or exchangeable into, or rights, warrant or options, conditional or otherwise, to acquire any of the foregoing, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible or exchangeable into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transfer on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (1) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution, and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs, and nothing herein constitutes a waiver by the Purchaser or Parent of any of their rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, neither Parent nor the Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) promulgated under the Exchange Act (relating to the Purchaser's obligations to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (1) the Shareholder Condition shall have been satisfied, and (2) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Parent or the Purchaser shall not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or subject to the terms of the Merger Agreement, amend the Offer and may postpone the acceptance for payment of Shares pursuant thereto if, at any time on or after June 15, 1995, and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

          (a) there shall be instituted or pending any action or proceeding before any governmental entity, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Purchaser of any Shares, seeking to restrain or prohibit the consummation of the Offer, or seeking to obtain any damages that are material in relation to the Company;
     (ii) seeking to prohibit or limit the ownership or operation by Purchaser of all or any material portion of the business or assets of the Company or to compel Purchaser or the Company to dispose of or hold separate all or any material portion of the business or assets of Purchaser or the Company, as the result of the transactions contemplated by the Offer or the Merger Agreement; (iii) seeking to make the purchase of, or payment for, any Shares illegal or resulting in a delay in the ability of the Purchaser to accept payment or pay for some or all of the Shares; (iv) seeking to prohibit Purchaser effectively from acquiring or holding or exercising full rights of ownership of any Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company, including, but not limited to, the approval of the Merger Agreement; (v) seeking to prohibit Purchaser from effectively controlling in any material respect the business or operations of the Company; or (vi) which otherwise is reasonably likely to have a Material Adverse Effect on the Company; provided, however, that Purchaser shall have used its reasonable best efforts to avoid the occurrence or continuance of any such condition;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, (i) Purchaser or any of its affiliates or (ii) the Offer or the Merger, by any governmental entity, legislative body, court, government or governmental authority or agency, domestic or foreign, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

          (c) there shall have occurred any event, change, effect or development having a material adverse effect on the Company;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the American Stock Exchange, (ii) from the date of this Agreement to the initial Expiration Date of the Offer, a decline of more than 20% in the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index,
     (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States and in each case that would reasonably be expected to have a Material Adverse Effect on the Company or, materially adversely affect Purchaser's ability to consummate the Offer in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time except for those made as of a specified date;

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (g) any shareholder party to the Shareholders Agreement shall fail to perform in any material respect its obligations under the Shareholders Agreement, including without limitation the obligation to validly tender and not withdraw prior to the expiration of the Offer all of the Shares (which in the aggregate represent approximately 76% of the Shares) owned by such shareholder; or the representations and warranties of any such shareholder contained therein shall not be true and correct in all material respects; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms and the Offer shall have been terminated with the consent of the Company,

which, in the reasonable judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     The Merger Agreement provides that the foregoing conditions are for the sole benefit of Purchaser regardless of the circumstances giving rise to such condition and may be waived by Purchaser in whole or in part at any time and from time to time in its discretion. The failure by Purchaser or any other affiliate of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstance shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     In addition, the obligation of Parent and Purchaser to effect the Merger is subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) the Merger Agreement shall have been adopted by the affirmative vote of the requisite shareholders of the Company, if required in accordance with the Restated Certificate of Incorporation of the Company and applicable law;

          (b) no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger; provided, however, that the parties to the Merger Agreement shall use their reasonable best efforts to have any such order, decree or injunction vacated;

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and all other authorizations, consents or approvals of or terminations or expirations of waiting periods imposed by any governmental entity necessary for the consummation of the transactions contemplated by the Merger Agreement shall have been filed, occurred or been obtained, other than authorizations, consents, orders, approvals, declarations, filings or expirations, the failure to obtain which in the aggregate, will not have a Material Adverse Effect on the Company;

          (d) there shall not be outstanding any options, warrants, calls, subscriptions or other rights, including upon conversion of securities or other agreements or commitments obligating the Surviving Corporation to issue, transfer or sell any shares of capital stock of the Surviving Corporation, except as contemplated by the Merger Agreement;

          (e) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; and

          (f) the representations and warranties of the Company contained in the Merger Agreement shall be true in all material respects on the date of the closing of the Merger as though made on and as of such date.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     The FBCA contains certain provisions relating to an "affiliated transaction." Such a transaction includes any merger of a corporation into a person who is the beneficial owner of more than 10 percent of the outstanding voting shares of the corporation (an "Interested Shareholder"). The FBCA requires that, unless certain exceptions are met, the transaction be approved by the holders of two-thirds of the voting shares other than the shares owned by the Interested Shareholder. Such exceptions include where the transaction has been approved by a majority of the corporation's directors who are not affiliated or associated with the Interested Shareholder. The Company's Board of Directors, none of whom are affiliated or associated with the Purchaser or Parent, has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer.

     The FBCA also contains provisions relating to acquisitions of "control shares," which is defined as shares that entitle a person to exercise more than specified proportions of the voting power of a corporation. The voting rights of such shares are limited if they have been obtained in certain types of acquisition (a "control-share acquisition"). The FBCA expressly excludes an acquisition of shares of a public corporation where the acquisition has been approved by the board of directors of such corporation. The Company's Board of Directors has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer.

     Based on information supplied by the Company and the Company's representations and warranties contained in the Merger Agreement, the Purchaser does not believe that, other than as set out above, any state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applies to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. The purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent intends to make such filing during the week of June 19, 1995. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., Eastern Daylight time, on the tenth calendar day after the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     Lottery and Liquor Permits. The Company maintains lottery and liquor permits for the sale of lottery tickets and liquor in those states where such sales are permitted. The acquisition of the Shares will require Parent to make certain filings with, and obtain the approval of, certain governmental entities.

16. FEES AND EXPENSES

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and Continental Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, "blue sky" or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 promulgated pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

June 19, 1995

                                          EZS ACQUISITION CORPORATION

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

     1. Directors and Executive Officers of Parent. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States of America and, unless otherwise indicated below, the business address of each such person is 2550 North Loop West, Suite 600, Houston, Texas 77092.

         NAME AND AGE                      PRINCIPAL OCCUPATION AND DIRECTORSHIPS
- ------------------------------  -------------------------------------------------------------
Neil H. McLaurin
  Age 50......................  Director, Chairman of the Board, President and Chief
                                  Executive Officer of Parent since 1990.
Donald D. Beane
  Age 49......................  Director of Parent since 1990. Investment Advisor, NewVest
                                  Capital Company, One Hollis St., Ste. 305, Wellesley,
                                  Massachusetts 02181, since 1990.
Shelby R. Gibbs
  Age 69......................  Director of Parent since 1992. Retired oil business executive. 3101 Avalon Place, Houston, Texas 77019.
John M. Sallay
  Age 39......................  Director of Parent since 1992. Partner, Harvard Private
                                  Capital Group, Inc., 600 Atlantic Ave., Boston, Massachusetts
                                  02210, since 1990.
John R. Schoemer
  Age 55......................  Director of Parent since 1994. Chief Operating Officer,
                                  Quadrant Management, Inc., 127 E. 73rd Street, New York, New
                                  York 10021, since 1991; previously, the Treasurer and Chief
                                  Financial Officer of either the National Football League or its subsidiary, the World League of American Football.
Larry J. Taylor
  Age 52......................  Director of Parent since 1992. President, Salt Fork Company,
                                  Inc. and Anadarko Development Company, 2201 Civic Circle,
                                  Suite 909, Amarillo, Texas 79109 for the last five years.
Paul R. Thompson, III
  Age 45......................  Director of Parent since 1992. Managing Director, Donaldson,
                                  Lufkin & Jenrette Securities Corporation, 140 Broadway, New
                                  York, New York 10005 for the last five years.
Marion H. Blackmon
  Age 54......................  Senior Vice President, Operations of Parent since 1990.

John T. Miller
  Age 48......................  Senior Vice President, Chief Financial Officer and Secretary
                                  of Parent for the last five years.
Harold E. Lambert
  Age 56......................  Vice President -- Legal and Assistant Secretary of Parent
                                  since 1992. Mr. Lambert was Vice President and corporate
                                  counsel of E-Z Serve Convenience Stores, Inc. prior to its acquisition by the Parent.

         NAME AND AGE                      PRINCIPAL OCCUPATION AND DIRECTORSHIPS
- ------------------------------  -------------------------------------------------------------
Teresa M. Trout
  Age 30......................  Controller of the Parent since 1993 and employed by the
                                  Parent since 1991. Ms. Trout was Controller for First
                                  Security Insurance, a Michigan-based property and casualty company from 1989 to 1991.
Bob E. Bailey
  Age 39......................  Treasurer and Assistant Secretary of Parent since 1990.

     2. Directors and Executive Officers of the Purchaser. The following table sets forth the name and position with the Purchaser of each director and executive officer of the Purchaser. Each such person is a citizen of the United States of America and, unless otherwise indicated below, the business address of each such person is 2550 North Loop West, Suite 600, Houston, Texas 77092. For further information regarding such persons, see paragraph 1 above.

             NAME                                POSITION WITH THE PURCHASER
- ------------------------------  -------------------------------------------------------------
Neil H. McLaurin..............  Director and President
John T. Miller................  Director, Vice President and Secretary
Harold E. Lambert.............  Vice President and Assistant Secretary

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at its address set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:
                   Continental Stock Transfer & Trust Company

                      By Hand, Mail or Overnight Courier:

                                   2 Broadway
                            New York, New York 10004
                             Attention: 19th Floor

                                 By Facsimile:
                            (212) 509-5150 ext. 226

                                  To Confirm:
                                 (212) 509-4000

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                            (212) 269-5550 (collect)
                           (800) 347-4750 (Toll Free)